Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces 2007 Fourth Quarter and Full Year Results,

Provides 2008 Financial Outlook

•                  Outdoor Products segment sales increased by 9.6% from the fourth quarter of 2006

•                  Fifth consecutive year of record sales achieved for the Outdoor Products segment

•                  Debt reduced by $53.9 million during 2007 to $297.0 million

PORTLAND, OR, March 4, 2008: Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the fourth quarter and year ended December 31, 2007.

Results for the Quarter Ended December 31, 2007

The Company’s sales in the fourth quarter were $131.8 million, compared to $122.7 million in 2006, a 7.4% increase. Solid year over year growth in the core business, the Outdoor Products segment, contributed to this Company-wide increase. Operating income was $21.2 million compared to $23.0 million in the fourth quarter of 2006. The reduction in year-over-year profitability includes an adverse impact from movement in foreign currency exchange rates of approximately $2.7 million ($0.03 per diluted share).

Fourth quarter net income from continuing operations was $8.9 million ($0.19 per diluted share) compared to $8.8 million ($0.18 per diluted share) in the fourth quarter of 2006.  Included in this year’s fourth quarter is the recognition of a loss on the sale of surplus property of $0.6 million ($0.01 per diluted share) and $0.4 million ($0.01 per diluted share) in expense for the early extinguishment of debt.

Full Year Results

Sales in 2007 were $515.5 million compared to $487.5 million in 2006. This represents a 5.8% increase, as sales growth in international markets offset a slight decline in domestic sales from the previous year. In 2007, approximately 64% of the Company’s sales were outside the United States, up from 61% in 2006.

Operating income from continuing operations in 2007 was $80.7 million compared to $80.5 million in 2006. Operating income in 2007 was adversely impacted by the net effect of approximately $3.3 million in foreign currency exchange rates as compared to 2006, a $1.7 million decline in profitability in our gear components business and $1.1 million in expenditures to consolidate distribution warehouses. Operating income in 2006 included $3.7 million of non-recurring charges related to the redesign of the Company’s domestic pension plans. Income from continuing operations in 2007 was $32.1 million ($0.67 per diluted share) compared to $32.6 million ($0.68 per diluted share) in 2006.

Commenting on the 2007 results, James S. Osterman, Chairman and Chief Executive Officer, stated, “This past year, we continued to refine our business focus by exiting non-core businesses. The sale of our Forestry Equipment Division this past November allowed us to reduce debt further and remove much of the Company’s exposure to the cyclical North American forestry industry. Our core business, the Outdoor

Products segment, finished with solid revenue growth in the fourth quarter and a good order backlog. As we progress through 2008, we expect that our international reach and new product development will allow us to weather a continuation of weak market conditions in the North American region.”

Outdoor Products Segment

The Outdoor Products segment’s fourth quarter sales were $125.7 million, a 9.6% increase from the fourth quarter of 2006. Segment contribution to operating income was $24.5 million in the fourth quarter compared to $26.4 million in the comparable period of 2006. The fourth quarter sales performance included growth in both international markets (+10.5%) and the domestic market (+8.0%). The decrease in year-over-year contribution in the fourth quarter was primarily due to changes in foreign currency exchange rates. Manufacturing costs were adversely impacted by the Canadian dollar and Brazilian real, which were 16% and 21%, respectively, stronger against the U.S dollar than in the fourth quarter of 2006.  Including the sales benefit of a stronger euro, the segment’s fourth quarter contribution was adversely affected by $2.7 million in foreign currency exchange rate fluctuations from 2006. Backlog at the end of 2007 was $63.3 million, an increase from $54.8 million at the end of 2006. Segment sales for the full year were a record $486.7 million, compared to $455.0 million in 2006. Segment contribution to operating income for 2007 was $95.9 million, compared to $97.8 million in 2006.

Discontinued Operations

In the fourth quarter, income from discontinued operations was $8.7 million ($0.18 per diluted share). This amount represents the operating results from, and the gain on sale of, the Company’s former Forestry Equipment Division. The sale occurred in November and resulted in the receipt of net cash proceeds of $67 million in the fourth quarter which were subsequently used in part to reduce outstanding revolver and term debt. Approximately $15 million of the cash proceeds are anticipated to be utilized in the first quarter of 2008, primarily for the payment of income taxes.

2008 Financial Outlook

The Company’s outlook for 2008 is for modest top line growth and flat operating income as compared to 2007. Sales are expected to increase from 3% to 5% to between $530 million and $540 million. Weak market conditions are expected to continue in the United States with some slowing of growth from the record sales performance in international markets also expected.  Operating income is estimated to range between $78 and $82 million as investments in new product development and the expected continuation of negative foreign currency trends will offset the benefit of higher unit volumes.  Cash flow available for debt repayment is expected to be between $25 million and $30 million in 2008.  The effective income tax rate for 2008 is estimated to be between  35% and 37%.

Blount International, Inc. is an international company operating one principal business segment, the Outdoor Products segment. Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” estimates,” “anticipations,” “guidance,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995,  are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three mos. ended Dec. 31		Twelve mos. ended Dec. 31
(In thousands, except per share data)	2007	2006	2007	2006
Sales	$131,786	$122,686	$515,535	$487,494
Cost of sales	87,086	76,663	340,578	313,815
Gross profit	44,700	46,023	174,957	173,679
Selling, general and administrative expenses	23,457	23,066	94,257	89,472
Retirement plan freeze	—	—	—	3,747
Operating income	21,243	22,957	80,700	80,460
Interest expense, net of interest income	(7,266)	(8,419)	(31,706)	(35,404)
Other income (expense), net	(1,536)	536	(821)	1,335
Income from continuing operations before income taxes	12,441	15,074	48,173	46,391
Provision (benefit) for income taxes	3,540	6,262	16,030	13,746
Income from continuing operations	$8,901	$8,812	32,143	32,645
Income (loss) from discontinued operations	8,665	226	10,714	9,901
Net income	$17,566	$9,038	$42,857	$42,546

Basic income per share:*
Continuing operations	$0.19	$0.19	$0.68	$0.69
Discontinued operations	0.18	0.00	0.23	0.21
Basic income per share:	$0.37	$0.19	$0.91	$0.90
Diluted income per share:*
Continuing operations	$0.19	$0.18	$0.67	$0.68
Discontinued operations	0.18	0.00	0.22	0.21
Diluted income per share:	$0.37	$0.19	$0.89	$0.89
Shares used for per share computations (in 000’s):
Basic	47,291	47,214	47,280	47,145
Diluted	48,101	47,866	48,078	47,868

* Per share amounts may not foot due to rounding.

Condensed Consolidated Balance Sheets	Dec. 31,	Dec. 31,
(In thousands)	2007	2006
Assets:
Cash and cash equivalents	$57,589	$27,636
Accounts receivable	67,818	82,748
Inventory	70,273	77,833
Other current assets	21,929	28,464
Property, plant and equipment, net	89,729	99,665
Other assets	104,611	114,120
Total assets	$411,949	$430,466
Liabilities:
Current maturities of long-term debt	$1,242	$1,500
Other current liabilities	87,779	97,319
Long-term debt, net of current maturities	295,758	349,375
Other liabilities	81,316	87,563
Total liabilities	466,095	535,757
Stockholders’ deficit	(54,146)	(105,291)
Total liabilities and stockholders’ deficit	$411,949	$430,466

Segment Information	Three mos. ended Dec. 31		Twelve mos. ended Dec. 31
(In thousands)	2007	2006	2007	2006
Sales:
Outdoor Products	$125,654	$114,609	$486,739	$455,009
Other	6,132	8,077	28,796	32,485
Total sales	$131,786	$122,686	$515,535	$487,494
Operating income:
Outdoor Products	$24,531	$26,368	$95,932	$97,805
Retirement plan freeze	—	—	—	(3,747)
Other and corporate expense	(3,288)	(3,411)	(15,232)	(13,598)
Operating income	$21,243	$22,957	$80,700	$80,460